EXHIBIT 23.2


                          Independent Auditors' Consent





The Board of Directors and Shareholders
Base Ten Systems, Inc.
Trenton, New Jersey 08619

      We consent to the incorporation by reference in the Registration Statements No. 33-89712, No. 33-60454, No. 33-55752, No. 333-00721; No.
333-21925;  No. 333-59881,  No. 333-59883,  No. 333-59885 and Amendment No. 1 to
Registration Statement No. 2-84451 of Base Ten Systems, Inc. and Subsidiaries on Form S-8 and the Registration Statement No. 33-89710, No. 333-00719, No. 333-06317, No. 333-21923, No. 333-31335, No. 333-34159, No. 333-46095 and No.
333-70535 of Base Ten Systems, Inc. and Subsidiaries on Form S-3 of our report dated February 6, 1998, appearing in this annual report on Form 10-K of Base Ten Systems, Inc. and Subsidiaries for the year ended October 31, 1997.


DELOITTE & TOUCHE LLP

Parsippany, New Jersey
April 15, 1999